Morgan & Company
                                                           Chartered Accountants




                          INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Annual Report of ATM Financial Corp. on Form 10-KSB of our Report of Independent Registered Public Accounting Firm, dated May 20, 2004, on the balance sheet of ATM Financial Corp. as at December 31, 2003 and the related statements of operations, cash flows and stockholders' deficiency for the year ended December 31, 2003, and for the cumulative period from December 18, 2002 (date of inception) to December 31, 2003.





Vancouver, Canada                                             "Morgan & Company"

March 31, 2005                                             Chartered Accountants



Tel: (604)687-5841                                 P.O. Box 10007 Pacific Centre
Fax: (604)687-0075                          Suite 1488 - 700 West Georgia Street
www.morgan-cas.com                                      Vancouver, B.C.  V7Y 1A1